Lake Shore Bancorp, Inc.

2013 Fact Sheet • NASDAQ: LSBK


BUFFALO
DUNKIRK

● Branch Location

♦ Proposed New Branch Location – Snyder, New York, opening second quarter 2013

■ Corporate Headquarters

Company Profile

Lake Shore Bancorp, Inc. (Nasdaq:LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a mission-driven community institution dedicated to serving the financial needs of consumers and businesses within its Western New York market area. The Bank operates ten full-service branch locations in Dunkirk, Fredonia, Jamestown, Lakewood, Westfield, Orchard Park, East Amherst, Kenmore, Depew and Hamburg offering a broad array of retail and commercial lending and deposit services. The Bank had total assets of $482 million and total deposits of $379 million as of December 31, 2012, and its yearend asset quality metrics remained superior to broad industry and peer averages. The Company's common stock is traded on the NASDAQ Global Market as "LSBK" and its 5.9 million shares, including 3.6 million mutual holding company (MHC) shares, represent a market cap of approximately $63 million (on 01/31/13). Additional information about the Company is available at www.lakeshoresavings.com.

Investment Rationale

- Superior asset quality metrics compared to industry and peer averages
- Capital ratios in excess of regulatory definition for well capitalized
- Operational focus on managing interest rate risk
- Solid community banking core business
- Retail growth efforts focused on Buffalo Metro area and increasing market share
- Investment in enhanced digital capabilities to meet customer's technology needs

2012 Highlights

- Solid net income of $3.6 million, or $0.64 per diluted share, in low interest rate environment
- Commercial real estate portfolio growth of 29%
- Non-performing loans to total loans declined 13 basis points to 0.89%
- Stockholders' equity increased 4.8% to $67 million
- Acquired former First Niagara branch location in Snyder (Amherst), New York, which is scheduled to open during the second quarter 2013

Investment Profile
(data at 12/31/12, or most recent available)

Market Cap*^	$62.9M
Price / Earnings (LTM)	16.08
Price / Book Value	0.91
Closing Price*	$10.60
52-week High* (1/31/13)	$10.60
52-Week Low* (5/9/12)	$8.29
Annual Dividend	$0.25
Indicated Dividend Yield	2.43%
Dividend Payout Ratio	39.06%
Shares Outstanding	5.94M
Float	1.8M
Avg. Trading Volume (3 mo.)	2,510
Shares Held by Institutions	0.67M
% Held by Institutions	11.2%
Shares Held by Insiders	0.15M
% Held by Insiders	2.6%
Shares Held by MHC	3.64M
% Held by MHC	61.2%

* at January 31, 2013
^ includes 3.6 million MHC shares

2012 was a year of intense strategic focus, as we welcomed new customers, invested in efficient technology upgrades, maintained our best-in-class asset quality, and significantly grew our commercial loans and core deposits to better position our company for 2013.

Lake Shore Bancorp, Inc.
31 East Fourth Street
Dunkirk, New York 14048

Investor Relations Contact
Rachel A. Foley, *Chief Financial Officer*
716-366-4070 ext. 1220

Common Stock trades on
The NASDAQ® Global Market
under the symbol "LSBK"

Lake Shore Bancorp, Inc.

Selected Financial Data (unaudited)

Selected Financial Condition Data:	As of December 31,				
(Dollars in thousands)	2012	2011	2010	2009	2008
Total assets	$482,387	$488,597	$479,047	$425,656	$407,833
Loans, net	272,933	275,068	263,031	259,174	240,463
Securities available for sale	159,368	164,165	153,924	118,381	112,863
Total deposits	378,543	379,798	375,785	318,414	293,248
Short-term borrowings	11,200	6,910	5,000	6,850	5,500
Long-term debt	14,400	27,230	34,160	36,150	46,460
Total stockholders' equity	66,985	63,947	55,210	55,446	54,228
Allowance for loan losses	1,806	1,366	953	1,564	1,476
Non-performing loans	2,420	2,798	2,341	1,677	1,651
Non-performing assets	3,000	3,113	2,645	1,999	1,699

Selected Operating Data:	For the Year Ended December 31,				
(Dollars in thousands, except per share data)	2012	2011	2010	2009	2008
Interest income	$ 19,650	$ 20,765	$ 19,926	$ 19,693	$ 19,983
Interest expense	4,603	5,636	6,316	7,929	8,778
Provision for loan losses	656	415	2,115	265	391
Total non-interest income	2,030	1,666	3,454	2,415	600
Total non-interest expense	11,811	11,307	11,533	11,035	9,602
Net income	$ 3,626	$ 3,680	$ 3,043	$ 2,161	$ 1,470
Basic and diluted					
earnings per common share	$ 0.64	$ 0.65	$ 0.53	$ 0.37	$ 0.24
Dividends declared per share	$ 0.25	$ 0.28	$ 0.24	$ 0.20	$ 0.19

Selected Financial Ratios and Other Data (unaudited)

At or for the Year Ended December 31,					
Performance Ratios:	2012	2011	2010	2009	2008
Return on average assets	0.74%	0.76%	0.67%	0.52%	0.39%
Return on average equity	5.47%	6.15%	5.32%	3.93%	2.76%
Dividend payout ratio[1]	39.06%	43.08%	45.28%	54.05%	79.17%
Interest rate spread[2]	3.07%	3.14%	2.98%	2.70%	2.75%
Net interest margin[3]	3.26%	3.34%	3.21%	3.03%	3.19%
Efficiency ratio[4]	69.16%	67.32%	67.59%	77.83%	81.34%
Non-interest expense to average total assets	2.40%	2.34%	2.54%	2.65%	2.53%
Avg interest-earning assets to Avg interest-bearing liabilities	119.69%	116.58%	115.39%	116.16%	117.53%
Capital Ratios:					
Total risk-based capital to risk-weighted assets[5]	23.77%	21.81%	20.44%	20.33%	21.78%
Tier 1 risk-based capital to risk-weighted assets[5]	23.04%	21.27%	20.05%	19.95%	21.35%
Tangible capital to tangible assets[5]	12.14%	11.18%	10.28%	10.85%	11.20%
Tier 1 leverage (core) capital to adjustable tangible assets[5]	12.14%	11.18%	10.28%	10.85%	11.20%
Equity to total assets	13.89%	13.09%	11.52%	13.03%	13.30%
Asset Quality Ratios:					
Non-performing loans as a percent of total net loans	0.89%	1.02%	0.89%	0.65%	0.69%
Non-performing assets as a percent of total assets	0.62%	0.64%	0.55%	0.47%	0.42%
Allowance for loan losses as a percent of total net loans	0.66%	0.50%	0.36%	0.60%	0.61%
Allowance for loan losses as a percent of non-performing loans	74.63%	48.82%	40.71%	93.26%	89.40%
Other Data:					
Number of full service offices	10	10	10	9	9

(1) Represents dividends declared per share as a percent of earnings per share.
(2) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3) Represents the net interest income as a percent of average interest-earning assets for the period.
(4) Represents non-interest expense divided by the sum of net interest income and non-interest income.
(5) Represents the capital ratios of Lake Shore Savings Bank since Lake Shore Bancorp, Inc., as a savings and loan holding company, is not subject to formula-based requirements at the holding company level.



Loan Portfolio Composition

(as of 12/31/12)

- One-to-four family 62%
- Home equity 11%
- Commercial Real Estate 21%
- Commercial Loans 5%
- Consumer Loans 1%



Deposit Composition

(as of 12/31/12)

- Non-interest bearing demand 9%
- Interest bearing demand 11%
- Money market 18%
- Savings 10%
- Time deposits 52%

Leadership Team

Michael E. Brunecz
Chairman of the Board

Gary W. Winger
Vice Chairman of the Board

Daniel P. Reininga
President and Chief Executive Officer

Rachel A. Foley
Chief Financial Officer/Treasurer

Steven W. Schiavone
Controller